News Release

Contacts: Mike Nelson

Roche

(973) 562-2409

mike.nelson@roche.com

Walter Capone

Trimeris, Inc.

(919) 419-6050

wcapone@trimeris.com

Robyn Meyer

MS&L

(212) 468-4200

robyn.meyer@mslpr.com

Roche and Trimeris Announce Selection of Two Next Generation HIV Fusion Inhibitor Drug Candidates

NUTLEY, N.J. and MORRISVILLE, N.C. (January 17, 2006) -- As part of their ongoing collaboration in the development and commercialization of fusion inhibitors for the treatment of HIV/AIDS, Roche and Trimeris, Inc. (Nasdaq: TRMS) today announced the selection of two next-generation fusion inhibitor peptides for co-development and progression into further pre-clinical studies. The peptides, TR-291144 and TR-290999, first synthesized at Trimeris, are distinct compounds derived from HR2 sequences of HIV. In connection with this event, Trimeris will receive a payment from Roche.

TR-291144 and TR-290999 are being developed with the specific goal of achieving durable suppression of HIV by increasing the potency of the molecules and raising their genetic barrier to the development of resistance. Also central to the development program is increased patient convenience via simpler, more patient-friendly administration, with a target of once-weekly dosing. In vitro data on peptides that are precursors to TR-291144 and TR-290999 were presented at the First International Workshop on Targeting HIV Entry in December 2005, demonstrating significant potency and a high genetic barrier to resistance. Data from early pre-clinical studies evaluating TR-291144 and TR-290999 will be presented at a scientific conference in February 2006.

"The future of these new fusion inhibitor peptide candidates is quite promising," said Nick Cammack, Ph.D., Vice President and Head of Viral Diseases Research, Roche. "The development announced today is reflective of our continued commitment to developing new strategies to help manage patients with HIV."

"We are very encouraged by the prospect of co-developing the next generation of fusion inhibitor peptides with our colleagues at Roche," said Steven D. Skolsky, CEO, Trimeris, Inc. "This is a significant milestone which further validates our peptide technology platform."

Roche and Trimeris currently market FUZEON (enfuvirtide), the first and only fusion inhibitor available for the treatment of HIV. Its approval and launch in 2003 represented the first completely novel approach to fighting HIV -- blocking viral entry into human immune cells -- since 1996.

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Facts About FUZEON

Administered via one 90 mg subcutaneous injection twice-daily, FUZEON is the first and only fusion inhibitor for the treatment of HIV. Unlike other HIV drugs that work after HIV has entered the human immune cell, FUZEON works outside the CD4 cell, blocking HIV from entering the cell. For this reason, FUZEON is effective in treatment-experienced patients who have developed resistance to other anti-HIV drugs, though patients may still develop resistance to FUZEON. FUZEON was granted accelerated approval by the U.S. Food and Drug Administration (FDA) in March 2003 on the basis of 24-week data, and was granted traditional (full) approval on Oct. 15, 2004 on the basis of long-term 48-week data.

Recently updated Antiretroviral Treatment Guidelines from the U.S. Department of Health and Human Services (DHHS) established the use of FUZEON and an active ritonavir-boosted PI and to achieve undetectable HIV in treatment-experienced patients.  These new guidelines cited several recent clinical trials of new boosted PIs in treatment-experienced patients, demonstrating better and more prolonged virologic response in patients taking FUZEON as part of a regimen that includes these new boosted PIs.

Injection Site Reactions (ISRs): ISRs are the most common adverse events associated with FUZEON. ISRs occurred in 98% of patients studied and 4% discontinued FUZEON due to ISRs over 48 weeks. Signs/symptoms may include pain and discomfort, hardened skin, redness, bumps, itching and swelling. Eleven percent of patients had local reactions that required analgesics or limited usual activities.

Pneumonia: An increased rate of bacterial pneumonia was observed in subjects treated with FUZEON in the Phase III clinical trials compared to the control arm. It is unclear if the increased incidence of pneumonia is related to FUZEON use. Patients with HIV infection should be carefully monitored for signs and symptoms of pneumonia. Risk factors for pneumonia included low initial CD4 cell count, high initial viral load, intravenous drug use, smoking and a prior history of lung disease.

Hypersensitivity Reactions: Systemic hypersensitivity reactions have been associated with FUZEON therapy and may recur on rechallenge. Hypersensitivity reactions have included individually and in combination: rash, fever, nausea and vomiting, chills, rigors, hypotension and elevated serum liver transaminases. Other adverse events that may be immune mediated and have been reported in subjects receiving FUZEON include primary immune complex reaction, respiratory distress, glomerulonephritis and Guillain-Barre syndrome.

Other Adverse Events: The events most frequently reported in patients receiving FUZEON plus an optimized background regimen were diarrhea (32%), nausea (23%) and fatigue (20%). These events were seen at a lower incidence in patients taking a FUZEON-based regimen compared to those receiving an optimized background regimen without FUZEON when taking into account the uneven number of patients in each arm and the length of time they are in that arm. As measured in number per 100 patient years, the incidence was: diarrhea (38 per 100 patient-years in subjects receiving FUZEON-based regimens vs. 73 per 100 patient-years in patients who did not receive FUZEON), nausea (27 vs. 50, respectively) and fatigue (24 vs. 38, respectively).

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for 15 years to groundbreaking research and development of new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for those people living with HIV.

Roche and Trimeris are working together to discover, develop and commercialize the next generation of HIV fusion inhibitors.

About Roche

Hoffmann-La Roche Inc. (Roche), based in Nutley, N.J., is the U.S. pharmaceuticals headquarters of the Roche Group, one of the world's leading research-oriented healthcare groups with core businesses in pharmaceuticals and diagnostics. For more than 100 years, the Roche Group has been committed to developing innovative products and services that address prevention, diagnosis and treatment of diseases, thus enhancing people's health and quality of life. An employer of choice, in 2005, Roche was named one of Fortune magazine's Best Companies to Work For in America, ranked as the No. 3 Best Company to Work For in NJ (NJ Biz magazine), the No. 1 Company to Sell For (Selling Power) and one of AARP's Top Companies for Older Workers. For additional information about the U.S. pharmaceuticals business, visit our websites: http://www.rocheusa.com or www.roche.us.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the company's Web site at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 11, 2005 and its periodic reports filed with the SEC.